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                                                                  Exhibit (d)(3)

                         WATCHGUARD TECHNOLOGIES, INC.
                    1996 STOCK INCENTIVE COMPENSATION PLAN
                         STOCK OPTION LETTER AGREEMENT

To:  ((name))

     We are pleased to inform you that you have been granted a stock option (the "Option") for the purchase of shares of common stock of WatchGuard Technologies, Inc., a Delaware corporation (the "Company"), under the 1996 Stock Incentive Compensation Plan (the "Plan").

     The terms of the Option are as set forth in this Agreement and in the Plan, a copy of which is attached. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The Option terms are as follows:

Number of Shares:  ((shares))                 Exercise Price:  $((price))

Grant Date:  ((grantdate))                    Term:  Ten years

Type of Option:  Incentive Stock Option

Vesting:

  Date On and After Which Option            Portion of Total Option Which
     Is Vested and Exercisable                Is Vested and Exercisable
---------------------------------------  ----------------------------------
       ((oneyraftrgrdt))                                  25%

Each one-month period of continuous
   service completed thereafter                    An additional 1/48

       ((fouryraftgrdt))                                 100%

     ISO Qualification: The Option is intended to qualify as an ISO under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such. To the extent that the aggregate Fair Market Value of the shares with respect to which the Option is exercisable for the first time by you during any calendar year (under this Option and all other Incentive Stock Options you hold) exceeds $100,000, the excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options.

     Termination: This Option will terminate in accordance with the terms of the Plan in the event your employment or other service with the Company terminates. This Option must be exercised within three months after termination of employment for reasons other than death or disability and one year after termination of employment due to disability to qualify for the beneficial tax treatment afforded to Incentive Stock Options.

     Payment for Shares: Unless the Plan Administrator at any time determines otherwise, this option may be exercised by the delivery of any combination of
(a) cash or check; (b) tendering
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(either actually or by attestation) shares of the capital stock of the Company held by you for a period of at least six months having a Fair Market Value on the day prior to exercise equal to the exercise price; (c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations; or such other consideration as the Plan Administrator may permit.

     Withholding Taxes: As a condition to the exercise of any portion of this Option that is treated as a Nonqualified Stock Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company or related corporation withhold from the shares to be issued upon exercise that number of shares having a Fair Market Value equal to the amount required to be withheld.

     Transfer of Option: This Option is not transferable except by will, by designated beneficiary, or by the applicable laws of descent and distribution.

     Holding Periods:

     a.  Securities Exchange Act Section 16

     If an individual subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of a stock option within six months after the date this Option was granted, such sale may result in short-swing profit liability under Section 16(b) of the Exchange Act.

     b.  Taxation of Stock Options

     In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, you must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the date of grant of this Option and one year from the date of exercise. By accepting this Option, you agree to promptly notify the Company if you dispose of any Option Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising any Option and prior to the disposition of the shares issued upon the exercise of any Option.

     Registration: At the present time, the Company has an effective registration statement with respect to the Shares covered by this Option. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration ceases to be effective, you will not be able to transfer the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable. By accepting this Option, you hereby acknowledge that you have read and understand Section 15.3 of the Plan.

                                      -2-
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     Limitation on Rights; No Right to Future Grants; Extraordinary Item of
Compensation: By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of this Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of this Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that this Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of this Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; and (i) that if the underlying Option Shares do not increase in value, this Option will have no value.

     Please execute the following Acceptance and Acknowledgment and return it to the undersigned.

                                  Very truly yours,

                                  WATCHGUARD TECHNOLOGIES, INC.



                                  By Christopher G. Slatt
                                    Its President and Chief Executive Officer

                                      -3-
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                         ACCEPTANCE AND ACKNOWLEDGMENT

     I, ((name)), a resident of the State of ___________________, accept the stock option described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement, the Plan Summary and a copy of the Plan. I have read and understand the Plan, including the provisions of Section 15.3.

Dated:
       ---------------------------     -----------------------------------------
                                                        ((name))
                                       Address
                                               ---------------------------------

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Taxpayer I.D. Number
                                       -----------------------------------------
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                      NOTICE OF EXERCISE OF STOCK OPTION


To:  WatchGuard Technologies, Inc.

     I, ((name)), a resident of the State of ___________________, hereby exercise my Incentive Stock Option granted by WatchGuard Technologies, Inc. (the "Company") on ((grantdate)), subject to all the terms and provisions thereof and of the 1996 Stock Incentive Compensation Plan referred to therein, and notify the Company of my desire to purchase ________ shares of Common Stock of the Company at the exercise price of $((price)) per share which were offered to me pursuant to said option.

     I hereby represent and warrant that I have been furnished with a copy of the Plan and the Plan Summary.

Dated:
       ---------------------------     -----------------------------------------
                                                        ((name))
                                       Address
                                               ---------------------------------

----------------------------------     -----------------------------------------
Taxpayer I.D. Number
                                       -----------------------------------------


                                    RECEIPT

     _________________________ hereby acknowledges receipt from ((name)) in payment for ______________ shares of Common Stock of WatchGuard Technologies, Inc., a Delaware corporation, of $_____________ in the form of

[ ]  Cash
[ ]  Check (personal, cashier's or bank certified)
     [ ] __________ shares of the Company's Common Stock, fair market value $_______ per share held by the Optionee for a period of at least six months
[ ]  Copy of irrevocable instructions to Broker

Date:
      ----------------------------     -----------------------------------------
FMV on such date:  $                   For:  WatchGuard Technologies, Inc.
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